Exhibit 14.0

                      INNOVATIVE CARD TECHNOLOGIES, INC.
                     Code of Business Conduct and Ethics
                            Adopted March 8, 2006
                                 INTRODUCTION

      Ethical business conduct is critical to our business and the responsibility of all of us. This Code of Business Conduct and Ethics (the "Code") has been developed as a guide to our legal and ethical responsibilities. This Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

      o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

      o full, fair, accurate, timely and understandable disclosure in reports and documents we file with or submit to the U.S. Securities and Exchange Commission (the "SEC") and in our other public communications;

      o     compliance with applicable laws, rules and regulations;

      o the prompt internal reporting of violations of this Code; and o accountability for adherence to this Code.

      This Code applies to all directors, officers and employees of Innovative Card Technologies, Inc., its subsidiaries and any subsidiaries it may form in the future (collectively, "InCard" or the "Company").

      This Code should help guide your conduct in the course of our business. Many of the principles described in this Code, however, are general in nature, and the Code does not cover every situation that may arise. Use common sense and good judgment in applying this Code. If you have any questions about the Code, or are unsure about whether an action or inaction that you intend to take is permitted under the Code, please contact our Chief Financial Officer.

      We are committed to continuously reviewing and updating our policies and procedures. We therefore, reserve the right to amend, alter or terminate this Code at any time and for any reason, subject to applicable law. This Code is not the exclusive source of guidance and information regarding the conduct of our business. You should consult applicable policies and procedures for more specific instruction, including but not limited to our Employee Handbook, and your employment agreements, if any. Although reference is made herein to such policies and procedures of the Company, including our Employee Handbook (the "Handbook"), these references only are meant to provide more detailed information and do not serve to incorporate such policies and procedures into this Code.


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      Part of your job and ethical responsibility is to help enforce this Code.
You should be alert to possible violations and report possible violations to our Chief Financial Officer pursuant to the "Whistleblower Process" described below.

      Violations of law, this Code or other Company policies or procedures can lead to disciplinary action up to and including employment termination.

                                BASIC PRINCIPLES

Compliance with Government and Industry Regulation

      You must comply with all applicable federal, state and local laws, regulations, rules and regulatory orders applicable to our business. Each employee, director, agent, contractor and consultant must acquire appropriate knowledge of the requirements of his or her locale relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from our Legal Department. Violations of laws, regulations, rules and orders may subject the employee, director, agent, contractor or consultant to individual criminal or civil liability, as well as to discipline by InCard. These violations may also subject InCard to civil or criminal liability and/or the loss of business.

Insider Trading

      If you have material non-public information relating to InCard, it is our policy that neither you (nor any of your relatives) may buy or sell any InCard securities or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other company, including our partners, competitors, affiliates, customers or companies affiliated with our customers, obtained in the course of your employment or service with us. For additional information, you should consult our Insider Trading Policy. Questions regarding insider trading should be addressed to our Chief Financial Officer.


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Prohibition Against Short Selling of Company Stock

      No InCard director, officer or other employee, agent, contractor or consultant may, directly or indirectly, sell any InCard equity security, including derivatives, if he or she (1) does not own the security sold, or (2) if he or she owns the security, does not deliver it against such sale (a "short sale against the box") within twenty days thereafter, or does not within five days after such sale deposit it in the mails or other usual channels of transportation. Also, no InCard director, officer or other employee, agent, contractor or consultant may engage in any other types of short sales. A short sale, for these purposes, means any transaction whereby one may benefit from a decline in the price of InCard stock. Such transactions would not only violate this Code, but in many instances would also violate U.S. or local securities laws.

Free and Fair Competition

      InCard is committed to obeying both the letter and spirit of laws designed to encourage and protect free and fair competition, which generally address the following areas: pricing practices (including price discrimination), discounting, terms of sale, promotional allowances, product bundling, termination, and many other practices.

      Competition laws also govern, usually quite strictly, relationships between InCard and its competitors. As a general rule, contacts with competitors should be limited and should always avoid subjects such as prices or other terms and conditions of sale, customers and affiliates. Employees, directors, agents, contractors or consultants may not knowingly make false or misleading statements regarding InCard's competitors or the products of its competitors, customers or suppliers. Participation with competitors in a trade association is acceptable when the association has been properly established, has a legitimate purpose, has limited its activities to that purpose and such participation has been approved by a supervisor.

      You should never enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts, other terms or conditions of sale, profits or profit margins, costs, rebates, referrals, allocation of product or geographic markets, allocation of customers, or boycotts of customers or suppliers, or even discuss or exchange information on these subjects, except where such agreement is concerning the compensation the Company will pay to, or receive from, a competitor with regard to the purchase or sale of an individual powered card or LensCard. In some cases, legitimate joint ventures with competitors may permit exceptions to these rules, but our Chief Financial Officer must review all such proposed ventures in advance. These prohibitions are absolute and strict observances are required. Collusion among competitors is illegal, and the consequences of a violation are severe.

      Although the spirit of these laws, known as "antitrust," or competition," or "consumer protection" or "unfair competition" laws, is straightforward, their application to particular situations can be quite complex. To ensure that InCard complies fully with these laws, each of us should have a basic knowledge of them and should involve our Chief Financial Officer early on when questionable situations arise.

Business Records

      Accuracy. InCard requires its employees to honestly and accurately record and report financial and other business information in order to make responsible business decision and full, fair, accurate, timely and understandable financial and other disclosures to regulatory agencies and the public. InCard is legally required to maintain an effective system of internal controls to ensure that transactions are properly authorized, assets are safeguarded, financial records are reliable and operations are conducted in accordance with directives of the Board of Directors and management. All of our books, records, accounts and financial statements must be maintained in reasonable detail, most appropriately reflect InCard's transactions and must conform both to applicable legal requirements and to our system of internal controls.

      To maintain the integrity of the accounting records, all entries in InCard's book and records must be prepared carefully and honestly and must be supported by adequate documentation to provide a complete, accurate, and auditable record. All employees have a responsibility to ensure that their work is fair and accurate. No false or misleading entry may be made for any reason, and no employee may assist any other person in making a false or misleading entry.

      Employees must timely communicate required information to our management to enable decisions regarding disclosure. Public statements and filings regarding our business and financial status must be true, accurate, complete, and not misleading in all material respects. Business records and communications often become public and all officers, directors and employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies.

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      Full disclosure reinforces responsibility and acts as a powerful deterrent to wrongdoing. Therefore, undisclosed or unrecorded transactions are not allowed for any purpose. Any employee having information or knowledge of any undisclosed or unrecorded transaction or the falsification of records should report it promptly as detailed under the heading 'Whistleblower Process".

      Maintaining and Managing Records. We are required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing our records. Records include email, paper documents, CDs, computer hard disks, floppy disks, and all other media. Civil and criminal penalties for failure to comply with such guidelines can be severe for employees, directors, agents, contractors and InCard, and failure to comply with such guidelines may subject the employee, director, agent, contractor or consultant to disciplinary action, up to and including termination of employment or business relationship at InCard's sole discretion.

      A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. Our Legal Department, presently overseen by our Chief Financial Officer, determines and identifies what types of company records or documents are required to be placed under a legal hold. Every employee, director, agent, contractor and consultant must comply with this policy. Failure to comply with this policy may subject the employee, director, agent, contractor or consultant to disciplinary action, up to and including termination of employment or business relationship at InCard's sale discretion.

      Our Legal Department will notify you if a legal hold is placed on records for which you are responsible. You then must preserve and protect the necessary records in accordance with instructions from our Chief Financial Officer. Records or supporting documents that have been placed under a legal hold must not be destroyed, altered or modified under any circumstances. A legal hold remains effective until it is officially released in writing by our Chief Financial Officer. If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with our Legal Department. If you have any questions about this policy you should contact our Legal Department.

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Confidential or Copyrighted Information

      InCard Confidential Information. InCard's confidential information is a valuable asset. Our confidential information includes proprietary technology, product designs, names and lists of customers and employees, business plans and financial information. This information is the property of InCard and may be protected by patent, trademark, copyright and trade secret laws. All confidential information must be used for InCard business purposes only. Every employee, director, agent, contractor and consultant must safeguard it.

      When you joined InCard, you signed and agreement to protect and hold confidential InCard's proprietary information. This agreement remains in effect for as long as you work for InCard and after you leave InCard. Under this agreement, you may not disclose InCard's confidential information to anyone or use it to benefit anyone other than InCard without the prior written consent of an authorized InCard officer.

      To further InCard's business, from time to time, our confidential information may be disclosed to potential business partners. However, such disclosure should never be done without carefully considering its potential benefits and risks. If you determine in consultation with your manager and other appropriate management that disclosure of confidential information is necessary, you must then contact our Chief Financial Officer to ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure. InCard has standard nondisclosure agreements suitable for most disclosures. You must not sign another company's nondisclosure agreement or accept changes to our standard nondisclosure agreements without review and approval by our Chief Financial Officer. Nondisclosure agreements may only be signed by an authorized InCard employee. You are also responsible for properly labeling any and all documentation shared with or correspondence sent to our Legal Department or outside counsel as "Attorney-Client Privileged."

      Confidential Information of Others. You must take special care to handle the confidential information of others responsibly. You should never accept information offered by another company that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information. Our Chief Financial Officer can provide nondisclosure agreements to fit any particular situation, and will coordinate appropriate execution of such agreements on behalf of InCard. Even after a nondisclosure agreement is in place, you should accept only the information necessary to accomplish the purpose of receiving it. If more detailed or extensive confidential intonation is offered and it is not necessary for your immediate purposes, it should be refused.

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      Once another company's confidential informational has been disclosed to us, we have an obligation to abide by the terms of the relevant nondisclosure agreement and limit its use to the specific purpose for which it was disclosed and to disseminate it only to other employees with a need to know the information. Every employee, director, agent, contractor and consultant involved in a potential business relationship with another company must understand and strictly observe the restrictions on the use and handling of confidential information. When in doubt, consult our Chief Financial Officer.

      You should never attempt to obtain a competitor's confidential information by improper means, and you should especially never contact a competitor regarding their confidential information. While we may interview and/or employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers, and you should refrain from seeking such information.

      You should never steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of third parties, including customers, business partners or competitors.

      Copyrighted Information. InCard subscribes to newsletters, reference works, online reference services, magazines, books, and other digital and printed works. InCard also licenses copyrighted computer software. Copyright law generally protects these works, and their unauthorized copying and distribution constitute copyright infringement. Unauthorized duplication of copyrighted works violates the law and is contrary to our standards of conduct. You must first obtain the consent of the copyright holder before copying these works or significant parts of them. When in doubt about whether you may copy a publication, consult our Chief Financial Officer.

Protection and Proper Use of InCard Assets

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      Computers and Other Equipment. To the extent that InCard has furnished you with equipment, you must care for that equipment and use it responsibly only for InCard business purposes. While computers and other electronic devices arc made available to certain employees to assist them to perform their jobs, all computers and electronic devices, whether used entirely or partially on InCard's promises or with the aid of InCard's equipment or resources, must remain fully accessible to InCard and, to the maximum extent permitted by law, will remain the sole and exclusive property of InCard. Any loss, misuse or suspected theft of computers or other equipment should be reported to a supervisor or the Chief Financial Officer.

      You are expected to use electronic communication devices in a legal, ethical and appropriate manner. You should not maintain any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of InCard. To the extent permitted by applicable law, InCard retains the right to gain access to any information received by, transmitted by, or stored in any such electronic communications device, by and through its employees, directors, agents, contractors, or representatives, at any time, either with or without an employee's or third party's knowledge, consent or approval.

      All software used by employees to conduct Company business must be appropriately licensed. Never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose you and InCard to potential civil and criminal liability. In addition, use of illegal or unauthorized copies of software may subject the employee to disciplinary action, up to and including termination.

      Company Funds and Employees. You are responsible for all InCard funds and employees over which you exercise control. InCard funds must be used only for Company business purposes and InCard employees must perform work only for Company business purposes. You must take reasonable steps to ensure that InCard receives good value for its funds spent, and must maintain accurate and timely records of each and every expenditure. Expense reports must be accurate and submitted in a timely manner. You must not use InCard funds or employees for any personal or non-InCard purpose or, without the prior written approval of our Chief Financial Officer and, if required, our Board of Directors, for political campaigns or other political practices.

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Corporate Opportunities

Employees, officers and directors may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to our Board of Directors and the Board of Directors declines to pursue such opportunity.

Conflicts of Interest

      Each of us has a responsibility to InCard, its stockholders and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. InCard is subject to scrutiny from many different individuals and organizations. We should always strive to avoid even the appearance of impropriety.

      Two factors that will be considered when determining whether a conflict of interest exists are: (1) whether the employee or director is or could be in a position to influence InCard's relationship with the competitor, partner, affiliate, or customer; and (2) whether the judgment of the employee or director could be affected, or could appear to be affected, as it relates to the competitor, partner, affiliate, or customer because of the significance of the personal interest of the employee or director. Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee's, officer's or director's position at InCard.

      Without limiting the general scope of this policy, the following relationships and courses of conduct will be considered to involve conflicts of interest unless in special circumstances they are specifically approved and compliance with this policy is waived (i) in the case of a director or executive officer, by our Board of Directors, and (ii) in all other cases, by our Chief Financial Officer:

      o Making personnel decisions based on family or social relationships rather than based on objective job-related criteria.

      o Initiating or approving (explicitly or implicitly) any form of harassment of employees.

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      o     Serving as an employee, officer or director of a company that (a) is in direct competition with InCard or (b) is a significant customer, partner, affiliate or contractor of InCard (meaning a customer, partner, affiliate or contractor whose transactions with InCard since the beginning of the last fiscal year, or whose currently proposed transactions with InCard, exceed $60,000).

      o Having a direct or indirect material financial interest in any privately held company that (a) is in direct competition with InCard or (b) is a significant customer, partner, affiliate or contractor of InCard.

      o     Holding more than a 5% interest in any publicly held company that
            (a) is in direct competition with InCard or (b) is a significant customer, partner, affiliate or contractor of InCard.

      o Lending money to, guaranteeing debts of, or borrowing money from a direct competitor or a significant customer, partner, affiliate or contractor of InCard by or for an employee or director or an immediate relative of an employee or director.

      o Knowingly and improperly using or disclosing to InCard any proprietary information or trade secrets of any former or concurrent employer, or other person or entity with whom obligations of confidentiality exist.

      o Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their agents, employees or directors, or making any unlawful agreements with respect to prices or markets.

      o Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.

      With respect to InCard directors and executive officers only, any questions on whether a relationship or course of conduct constitutes a conflict of interest should be submitted to our majority of independent directors. If the majority of independent directors determines that a director or executive officer's relationship or course of conduct may constitute a conflict of interest, it will so notify that person and specify a reasonable period of time in which that person can take steps to remedy the possible conflict. If the possible conflict is not remedied within the specified period of time, the relationship or course of conduct will be deemed to be a conflict of interest in violation of this policy unless the relationship or course of conduct is specifically approved and compliance with this policy is waived by our Board of Directors.

      With respect to InCard non-executive employees only, any other employment, consulting or other business activity must be disclosed to and approved in writing by our Chief Financial Officer, in which case the activity will not be deemed to constitute a conflict of interest in violation of this policy. However, if that activity is prohibited by the terms of that person's employment agreement with the Company, the employee must also obtain a written waiver of the relevant terms of the employment agreement before engaging in such an activity.

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      Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. If a proposed transaction or situation raises any questions or doubts in your mind, you should consult our Chief Financial Officer.

Payments or Gifts from Others

      Under no circumstances may employees, directors, agents, contractors or consultants accept any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value from customers, vendors, consultants, etc. that is perceived as intended, directly or indirectly, to influence any business decision, any act or failure to act, any commitment of fraud, or any opportunity for the commission of any fraud. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Questions regarding whether a particular payment or gift violates this policy are to be directed to our Chief Financial Officer.

      Gifts given by InCard to suppliers or customers or received from suppliers or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost must always be accurately recorded in our books and records.

Foreign Corrupt Practices Act

      InCard requires full compliance with the Foreign Corrupt Practices Act ("FCPA") by all of its employees, directors, agents, contractors and consultants. All employees, directors, agents, contractors and consultants, whether located in the United States or abroad, are responsible for FCPA compliance and the procedures to ensure FCPA compliance. All managers and supervisory personnel are expected to monitor continued compliance with the FCP A to ensure compliance with the moral, ethical and professional standards. FCPA compliance includes our policy on Maintaining and Managing Records discussed above. In addition, no contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of our Chief Financial Officer.

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Company Spokespersons

      Specific policies have been established regarding who may communicate information to the press and the financial analyst community. An inquiries or calls from financial analysts should be referred to our Chief Financial Officer. All inquiries or calls from the press should be referred to our Chief Financial Officer.

      InCard has designated our Chief Executive Officer and Chief Financial Officer as our official spokespersons for all matters, including financial matters. These designees are the only people who may communicate with the press or financial analysts on behalf of InCard.

      No other person may communicate with the press or financial analysts on behalf of InCard unless specifically authorized to do so in writing in advance by our Chief Executive Officer or Chief Financial Officer, for a specific purpose, and then only to the extent so authorized. Any employee or director publication or publicly made statement that might be perceived or construed as attributable to InCard and that is made outside the scope of his or her employment or directorship must be reviewed and approved in writing in advance by our General Counsel and must include a disclaimer that the publication or statement represents the views of the specific author and not of InCard.

                             "WHISTLEBLOWER" PROCESS

      InCard is committed to maintaining an atmosphere of open communication and trust between employees and management. Furthermore, as a public company, the integrity of our financial information is paramount. Our financial information guides the decisions of the Board of Directors and is relied upon by our stockholders and the financial markets. For those reasons, we must maintain a workplace where employees who reasonably believe that they are aware of conduct in violation of this Code or our legal duties (including, but not limited to, questionable accounting, informal accounting controls, or auditing matters, or the reporting of fraudulent financial information to our stockholders, the government or the financial markets) can raise those concerns free of any harassment, discrimination or retaliation. Therefore, we encourage those employees to report those concerns as set forth below.

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Reporting and Investigation

      If you have reason to believe that you have become aware of a possible violation of this Code or applicable law, you must immediately report the possible violation. Examples of reportable actions include, but are not limited to, any indication of fraud, misappropriation of Company resources, substantial variation in our financial reporting methodology from prior practice or from generally accepted accounting principles, disclosures in reports filed with the SEC and other public disclosures that are not full, fair, accurate, timely and understandable, conduct that is not honest and ethical, conflicts of interest, potential violations of governmental rules and regulations or this Code, and the falsification, concealment or inappropriate destruction of corporate or financial records.

      Any report may be made anonymously, at your option, and must be made in one of the following ways:

      o     By contacting your supervisor; or

      o     By contacting either or both our Chief Financial Officer

Any supervisor receiving a report must forward that report by using one of the above reporting methods.

      Regardless of which reporting method you choose, please include in your report a discussion of the following items: (i) a description of the matter or irregularity, (ii) the period of time during which you observed the matter or irregularity, and (iii) any steps that you have taken to investigate the matter or irregularity, including reporting it to a supervisor and the supervisor's reaction.

      All reports may include, at your option, your contact information in the event that additional information is needed. As stated above, however, there is no requirement that the report identify you, if you choose to remain anonymous.

      All complaints under this policy will be taken seriously and will be promptly and thoroughly investigated. All information disclosed during the course of the investigation will remain confidential, except as necessary to conduct the investigation and take any remedial action, in accordance with applicable law.

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      All employees and supervisors have a duty to cooperate in the investigation of reports of any conduct covered by this policy. Employees will be subject to disciplinary action, including the termination of their employment, if they fail to cooperate in an investigation or deliberately provide false information during an investigation.

      If, at the conclusion of its investigation, InCard determines that a violation of our legal duties or policies has occurred, we will take remedial action commensurate with the severity of the offense. That action may include disciplinary action against the accused party, up to and including termination. In addition, where warranted, the Company may seek indemnification, sue for damages or refer the violation to law enforcement for criminal prosecution. The specific action taken in any particular case depends on the nature and gravity of the conduct or circumstances reported and the quality of the information provided. Reasonable and necessary steps will also be taken to prevent any further violations of law or policy.

Discrimination, Retaliation or Harassment

      Any employee reporting concerns under this policy has a lawful right to raise those concerns without fear of harassment, discrimination or retaliation. As a result, InCard strictly prohibits any discrimination, retaliation or harassment against any person who reports conduct in violation of our legal duties or policies (including questionable accounting or auditing matters, or the reporting of fraudulent financial information) based on the person's reasonable belief that such misconduct occurred.

      InCard also strictly prohibits any discrimination, retaliation or harassment against any person who participates in an investigation of such complaints, including:

      o By providing information and otherwise assisting in investigations relating to fraud against InCard's stockholders conducted by (A) a federal regulatory agency, (B) a member or committee of the United States Congress or (C) any of our officers or employees, any member or committee of our Board of Directors or any agent or representative acting on their behalf; or

      o By filing, testifying at, participating in or otherwise assisting a proceeding filed or about to be filed relating to allegations of fraud against our stockholders.

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      If you later believe that you have been subject to discrimination, retaliation, or harassment for having made a report under this policy, you must immediately report those facts to your supervisor or our Chief Financial Officer. It is imperative that you bring those matters to attention promptly, so that any concern of discrimination, retaliation, or harassment can be investigated and addressed promptly and appropriately.

      Any complaint that any managers, supervisors or employees are involved in discrimination, retaliation or harassment related to the reporting or investigation of conduct in violation of our legal duties or policies wil1 be promptly and thoroughly investigated in accordance with our investigation procedures. If a complaint of discrimination, retaliation or harassment is substantiated, appropriate disciplinary action, up to and including discharge, will be taken.

Additional Enforcement Information

      In addition to our internal complaint procedure, employees should also be aware that certain federal and state law enforcement agencies are authorized to review legal compliance, including reviewing questionable accounting or auditing matters, or potentially fraudulent reports of financial information.

      Before issues or behavior can rise to that level, employees are encouraged to report questionable accounting or auditing matters, suspicion of fraudulent financial information, or discrimination, retaliation or harassment related to such reports to the Company as outlined above. Nothing in this policy is intended to prevent an employee from reporting information to the appropriate agency when the employee has reasonable cause to believe that the violation of a federal or state statute or regulation has occurred.

      This Code has been developed as a guide to our legal and ethical responsibilities to achieve and maintain the highest business standards. Conduct that violates our policies will be viewed as unacceptable under the terms of employment at InCard. Certain violations of our policies and practices could even subject InCard and/or the individual employees involved to civil and/or criminal penalties.

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                              DISCIPLINARY ACTIONS

      The matters covered in this Code are of the utmost importance to InCard, its stockholders and its business partners, and are essential to our ability to conduct our business in accordance with our stated values. We expect all of our employees, directors, agents, contractors and consultants to adhere to these rules in carrying out their duties for InCard.

      InCard will take appropriate action against any employee, director, agent, and contractor or consultant whose actions are found to violate these policies or any other company policies. Disciplinary actions may include immediate termination of employment or business relationship at InCard's sole discretion. Where InCard has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Where laws have been violated, InCard will cooperate fully with the appropriate authorities.

                        WAIVERS AND AMENDMENT OF THE CODE

      Any waiver of any provision of this Code for a member of our Board of Directors or an executive officer, or any amendment of this Code, must be approved in writing by our Board of Directors and promptly disclosed pursuant to applicable laws and regulations. Any waivers of any provision of this Code with respect to any other employee, agent, contractor or consultant must be approved in writing by our Chief Financial Officer.




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